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                                                                       Exhibit 5

              [LETTERHEAD OF McGUIRE, WOODS, BATTLE & BOOTHE LLP]


                                 August 6, 1999

AMF Bowling, Inc.
8100 AMF Drive
Richmond, Virginia  23111

Ladies and Gentlemen:

     We have acted as counsel to AMF Bowling, Inc. (the "Company") in connection with the filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") relating to the Stock Option Agreement, dated April 28, 1999 (the "Plan"). The Registration Statement covers 1,000,000 shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock") which have been reserved for issuance under the Plan.

     In connection with the foregoing, we have made such legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering this opinion.

     Based upon the foregoing, we are of the opinion that the 1,000,000 shares of Common Stock, when issued or sold in accordance with the terms and provisions of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

                              Very truly yours,

                              /s/ McGuire, Woods, Battle & Boothe LLP